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                              HOVNANIAN ENTERPRISES
                        DECEMBER 14, 2000, 3:00 P.M., EDT
                                Conference Call


Operator Good afternoon, ladies and gentlemen, and welcome to the Hovnanian Enterprises, Incorporated fourth quarter conference call. At this time all participants are in a listen-only mode. Later we will conduct a question and answer session and instructions will follow at that time. If anyone should require assistance during the call, please press the star followed by the zero on your touchtone phone. As a reminder, ladies and gentlemen, this conference is being recorded.

                                I would now like to introduce your host for today's conference, Ms. Nicole Engel of the Financial Relations Board. Please go ahead, ma'am.

N. Engel Thank you all for joining us today for Hovnanian's conference call to discuss the company's fourth quarter results. By now you should have all received a faxed copy of the press release. However if anyone is missing a copy and would like one, please contact our office at 212-661-8030 and we will send one right over to you and ensure that you are on Hovnanian's distribution list. There will be a replay for the call which will begin one hour after the call and run for one week. The replay can be accessed by dialing 1-800-696-1588 or 303-804-1727 passcode 876632.

                                On the line with us today is Ara Hovnanian, President and Chief Executive Officer. Management will make some opening remarks about the quarter and then we'll open the line for questions.

                                Before we begin, I would like to remind everyone of the cautionary language about forward looking statements contained in the release. The same language applies to any comments made during the call. Ara, would you like to begin?

A. Hovnanian                    Yes, good afternoon. I'm pleased to see that
                                the Bush/Gore tally is not the only one that's been finalized and we're pleased to announce our fourth quarter and annual results. The first year of the millennium has been a year of milestones for our company. In fiscal year 2000 which ended on October 31st, our revenues exceeded $1 billion for the first time in our 41 year history. Our net earnings of $33.2 million, or $1.50 a share also set an all time record for our company. We delivered 4,367 homes, more than in any other year. Our fourth quarter was particularly strong. As we anticipated before the year, the opening of many new communities during the year weighted our earnings toward the fourth quarter. We accomplished what we said we would and more than doubled our profit in the fourth quarter to 84 cents per share from 41 cents per share in the 1999 fourth quarter. We delivered 1,290 homes in the fourth quarter and 4,367 home for the year - each a record for any quarter or year in our past.

                                Our associates achieved this with a strong resolve and a team effort and they really deserve a heartfelt congratulations and sincere word of thanks.

                                These record results were largely the result of our hard work, as I said. Strong housing


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                                markets particularly in the northeast region
                                and the many improvements we've made to our operating efficiency under our strategic initiatives have clearly also contributed. Despite a slowing economy, our sales have continued to show strength through the end of the fiscal year with fourth quarter net contracts up 27.4% year-to-year. This allowed us to enter fiscal '01 with a record contract backlog that positions us for further growth in earnings and revenues. The dollar value of our contract backlog on October 31, 2000 increased 17% from last year.

                                Our strong results are evidence that we are successfully growing our company again after focusing strictly on improving the bottom line profitability for several years leading up to last year.

                                About 18 months ago we set out to expand our business through acquisitions that would allow us to meet our strategic goals of concentrating in a handful of select markets, and diversifying our profits outside the Northeast region. We made several in-market acquisitions in fiscal '99 and then entered a new geographic market late that year through the acquisition of Goodman Homes in Dallas, Texas. Each of these operations were structured at a fair price, each has met our strategic objectives and each has been meeting or exceeding our financial plan. Now we are making a big step to the next level by merging with Washington Homes. We announced the merger in late August and we expect it to close in mid to late January pending shareholder approval. This transaction will greatly enhance the company's market position in the metro Washington, D.C., market and North Carolina. It'll add great depth to our management team, it'll increase our market capitalization and increase liquidity of our shares.

                                With the addition of Washington Homes, we expect total revenues to grow by nearly 50% in fiscal '01 to $1.7 billion, or close to 7,000 home deliveries. On a combined basis, the two companies had more than 43% of their deliveries anticipated for the year in contract backlog at October 31, giving us the confidence that we'll be able to achieve our fiscal '01 business plan. Our sales since the end of October have pushed us now over the halfway mark toward our planned deliveries for the year.

                                Joining me today from Washington Homes to discuss the status of the merger are Geaton DeCesaris, Chairman, President and CEO of Washington Homes and Chris Spendley, Senior Vice President and Chief Financial Officer of Washington Homes. Also joining me from Hovnanian are Larry Sorsby, Executive Vice President and Chief Financial Officer, Paul Buchanan, Senior Vice President and Corporate Controller, and Kevin Hake, Vice President and Treasurer.

                                I'll make a few additional comments and then turn it over to Geaton to update you on the status of the merger, which I'm sure you're all curious about and finally Larry will finish up by going through the numbers in more detail.

                                We've now surpassed the billion dollar revenue mark and with Washington Homes we'll be moving rapidly toward the $2 billion level. Our significant investment over the past few years in systems and process improvements has been and will continue to be essential for our continued growth and profitability as well as revenues. We expect to recover our investment in streamline processes and systems many times over through enhanced returns during the coming years.

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                                We've made significant progress with our
                                financial services business in fiscal 2000 which includes our title and mortgage operations. With the help of new management we totally restructured the operation mid-year, dramatically improving efficiencies. Essentially we're doing the same business with about half the people. Customer satisfaction at the same time is up. After all these changes, in the most recent months the payoff has become clear and the profitability has already begun. This has been a particularly frustrating area since our performance in financial services has lagged behind our peers in the past. We finally have the right format for the mortgage company in particular to become a meaningful contributor to our company going forward.

                                Overall we anticipate a modestly slower but stable housing market going forward. Job growth remains healthy and inflation seems to be in check. Most of our markets continue to experience strong demand for housing. The increasingly difficult environment for regulatory approvals in nearly all areas of the country have kept the supply of new housing from meeting demand in many of our markets. This gives us the confidence that the housing market will support our business plan, even with a moderate downturn in job creation.

                                Despite the recent appreciation of our stock price over the past few weeks, we believe it is still significantly undervalued. Our closing price yesterday of $9.19 represents a 26% discount from our book value of $12.42 at year end. This share price represents only six times our earnings per share of $1.50 for the past year and only five times consensus analysts' estimates of $1.80 per share for our fiscal 2001. This is essentially at recession levels already, yet the market remains quite strong. We continue to believe that our shares represent significant value for investors. Our stock price doesn't reflect the improved scale, liquidity and market position that our pending merger with Washington Homes will bring.

                                While I believe that Hovnanian's stock price still does not fairly reflect the tremendous potential of our combined organization, I am pleased that the value of the shares is at least beginning to improve and is now trading at a level which is 30% higher than the value at the time we announced the transaction with Washington Homes earlier in the year.

                                This, in part, is a reflection of increased values for shares of homebuilding companies over the past few months, but we think it's also a validation of the value of our merger in our combined companies. We purchased 1,026,000 shares of our Class A common stock during the year at an average cost of $6.29 per share. Based on our current price, we've already made a healthy return on these investments. Longer term, we're committed to increasing our market float which would enhance market liquidity for our shareholders and at the same time we'll remain committed to continuing our path of reducing leverage. Thus we'd prefer to be an issuer of shares at some point when our shares are fairly valued. However, as we are trading at modest multiples and a discount to book value, it's likely that we may be in the market from time-to-time. We still have some room from our prior approved Board authorization.

                                Our main focus is to continue to improve our performance and we remain confident

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                                that the market will recognize our improved
                                profitability, scale, liquidity and market position over time, particularly as we demonstrate the benefits of the merger. Our shareholders' equity will exceed $300 million at closing with the issuance of an additional
                                5.7 million shares. This will increase market float in our shares by approximately 50% and add significant liquidity for our shareholders.

                                In return for issuing these shares, we are getting an excellent operating company and a management team that has been earning superior returns. We expect to gain tremendous strategic benefit that we've only begun to quantify, some of which Geaton will go into further in a minute. The combination is a perfect fit with our strategy of having a dominant presence in a handful of select markets. We're anxious to get the merger closed and begin achieving the many benefits the combination of our two companies will have. We anticipate being able to close by the end of January, assuming that the necessary shareholder approvals are obtained.

                                We've been holding many planning meetings and market review meetings with senior management from Washington Homes and we're quickly finding that the strategic and cultural fit of our two organizations is as strong as we expected. We've already begun to identify opportunities for improvement in our construction operations, additional savings with our national purchasing programs, improved product offerings with the combined market offerings of both companies, savings in marketing and numerous other areas that are beyond what we had initially anticipated. There's much work to be done in integrating these two companies, but we can already feel the increased power from shared ideas that the merger will provide.

                                I'd like to turn it to Geaton now who will provide a few more specifics on the merger. Geaton?

G. DeCesaris                    Thank you, Ara. I'd like to now talk on the
                                transition of Washington Homes to becoming a K.
                                Hovnanian company. We have created transition teams of both Hovnanian and Washington Homes personnel to plan for the integration of our operations in the Washington, D.C., and North
                                Carolina markets. The operational teams are being led by Tom Pellerito, our current Chief
                                Operating Officer, who will be President of the Southeast Region of Hovnanian and Chris
                                Spendley, our CFO, who'll be the Chief
                                Financial Officer for the Southeast region, both of whom willing continue reporting directly to me.

                                As we have studied the decision of combining these operations, we have focused on identifying both operating efficiencies and cost savings. We are making progress and have already made a number of key decisions which will be implemented as soon as practical after the merger closes. We have made these decisions as a team, with the involvement of key personnel for both companies on the basis of careful evaluations of the strengths of both operations and the associates involved. By taking the strengths of both companies, we believe we are building a powerful team in our North Carolina and Washington, D.C. markets which will make us the number one and number two homebuilder, respectively, in each market.

                                We are working diligently on our plans to blend our two pools of talented associates at every level, from division managers down to sales associates and superintendents at the

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                                communities. The growth prospects and increased
                                market presence of the combined company have improved the opportunities for the vast majority of our associates. We feel there is a general level of excitement building in both of our current operations in these markets. We plan to eliminate areas of redundancy among divisional and regional offices which will result in some personnel reductions and cost savings.

                                As both Hovnanian and Washington Homes have always done in similar situations, we will treat these individuals fairly and assist them in finding new opportunities. We plan to reduce the number of operating offices located in Virginia and North Carolina from 11 to 5. We will combine five separate computer systems with different application software into one system. Chris Spendley will oversee this consolidation effort along with implementing Hovnanian's standardized reporting for each division and area within the former Washington Homes operations. We will eliminate two duplicate design centers in North Carolina and we will consolidate our sales and marketing efforts wherever practical. We will market under the Washington Homes' name in both Maryland and Virginia and we'll use both the Westminster Homes and Fortis Homes brand names in North Carolina. This will allow us to segment the North Carolina market by price and product with Fortis aimed at a slightly higher price point. We plan to introduce the Fortis product into certain Westminster communities and vice versa in order to increase our overall sales in existing communities.

                                All three brand names will carry the tagline of a "K. Hovnanian Company" so that we can continue to build on our national reputation for quality and value. We are in the process of reviewing both companies' existing national contracts and have already identified and renegotiated several, resulting in additional savings, whether it be from cost reductions or participation in rebate programs.

                                At the corporate level, we will consolidate both our payroll operations and 401K plans and we'll eliminate the cost of operating as two separate public companies. We are working to adopt the best practices of each organization as we strive for standardization throughout our combined company. For example, we will adopt Hovnanian's safety program in the former Washington Homes' operations and we will rapidly implement Hovnanian's extensive associate training and career development programs. We plan to complete the planning process for the integration of our two companies by mid-January and to begin implementation of the plan immediately upon closing the transaction. We believe that although we have a monumental task ahead of us, we are convinced this integration can be dealt with in a reasonable timeframe because of a well thought out plan and the caliber of our associates in these markets.

                                We think there are tremendous opportunities for further cost savings and gross margin enhancements that can be realized from merging our operations. So we are first only grabbing what we consider the low hanging fruit. We have identified many operating synergies of combining these two companies. However, since we also realize the additional short term cost of consolidation and the risk associated with combining 11 offices into five and five operating systems into one, we have not included any of these savings in our 2001 numbers and we expect to update you in future calls of our progress.

                                The management of Washington Homes is excited to become part of the K. Hovnanian


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                                company which has many similarities in culture
                                and operating focus. As Ara has suggested, we are finding that one plus one can truly add up to more than two.

                                At this time I would like to turn the call over to Larry Sorsby who will take you through the financial results of the company.

L. Sorsby                       Thank you, Geaton. Fourth quarter performance
                                for the quarter ended October 31st, 2000: the company reported net income of $18.2 million, more than two times the net income of $8.9 million achieved in the 1999 fiscal fourth quarter. On a per share basis, this equates to 84 cents per fully diluted share for the fourth quarter compared to 41 cents per share for the comparable 1999 period.

                                Revenues for the 2000 fourth quarter were $353.8 million, an 18.6% increase from 1999's fourth quarter revenue of $298.4 million. Homebuilding gross margins excluding land sales increased to 22.1% in the fourth quarter of fiscal 2000, up substantially from 19.7% in the fourth quarter of 1999 and continuing a trend of improvement from 18.2% in the first quarter of fiscal 2000, 20.2% in the second quarter and 20.9% in the third quarter of 2000.

                                Fiscal 2000 results: Net income increased to $33.2 million, or $1.50 per fully diluted share for fiscal 2000 compared to $30.1 million, or $1.39 for fully diluted share in fiscal 1999. Total revenues grew to $1.14 billion, compared to $946.7 million in fiscal 1999 on a 15.9% increase in deliveries to 4,367 homes.

                                As anticipated, homebuilding gross margins fell by 40 basis points for the year to 20.5% from 20.9% last year. We projected such a decline a year ago due to the acquisition of Goodman Homes in Texas which was included for only one month of fiscal 1999. Goodman has historically operated with lower gross margins than our other divisions but they achieve excellent returns on investment as a result of a high land inventory turnover. Excluding Texas, the company's consolidated gross margin increased for the year to 21.3% from 21.0% in fiscal 1999. Average sales price per home increased 5% to $253,000 from $241,000 last year, partly as a result of an increase in the number of more expensive move up homes we're offering for sale in certain communities in the Northeast and in California, but it's also a reflection of our ability to increase prices in select communities this year.

                                Total SG&A, including corporate, was 12.1% of total revenues for the year, an increase over last year's 11.6%. We anticipate that SG&A cost as a percent of revenues will decrease in fiscal 2001.

                                In terms of operations, fourth quarter net contracts were up 27.4% year-to-year from 876 homes last year to 1,116 homes this year. Deliveries in 2000's final quarter were 1,290 homes, or $342.3 million compared to 1,153 homes, or $287.5 million in 1999.

                                For the full year, deliveries increased 15.9% to a record 4,367 home deliveries. Net contracts climbed to 4,542 homes valued at $1.1 billion, an increase of 38.4% from last year's results. The dollar value of contract backlog on October 31, 2000, increased 16.9% to $538.5 million, or 2,096 homes compared to $460.7 million, or 1,921 homes in 1999.


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                                Shareholders' equity grew to $263.4 million, or
                                $12.42 per share at fiscal year end compared to $236.4 million, or $10.67 at year end fiscal 1999.

                                The company's debt to equity ratio was 1.41 to 1 at the end of fiscal 2000 after taking into account approximately $25 million of cash on the company's balance sheet.

                                As expected, this ratio was modestly higher than the ratio of 1.35 to 1 at year end 1999, which was a result of the Texas acquisition, growth in our California market and the company's repurchase of 1,026,000 shares of its Class A common stock during the year at an average cost of $6.29 per share. The debt to equity ratio declined from its peak of 1.72 to 1 at July 31, 2000, as a result of extremely strong fourth quarter cash flow. Even with the Washington Homes transaction, which was essentially leverage neutral, we expect our average ratio of debt to equity to decline modestly in fiscal 2001.

                                The company reported EBITDA of $98.4 million for the year, up from 1999's $91.3 million. In September Hovnanian issued $150 million of 10.5% senior notes due in 2007 in order to maintain an appropriate level of long term capital to support the company's significantly larger operations and balance sheet. Combined with strong fourth quarter cash flow, this enabled us to end the year with no balance outstanding on our $375 million unsecured revolving credit facility and we had about $25 million [CORRECTION THE NUMBER SHOULD HAVE BEEN
                                $40 MILLION] of cash on the balance sheet.

                                Interest expense as a percent of total revenues decreased to 3.1% from 3.2% last year. Our Board of Directors is authorized to purchase up to 4 million shares of Class A common stock. As of October 31, 2000, we had repurchased approximately 3.4 million shares under this program.

                                At this point I'd like to give you a brief update on what we see for fiscal 2001. We are comfortable that we'll be able to meet or exceed the consensus analysts' estimates of earnings for the combined company of approximately $1.80 per share in fiscal 2001, including the effect of adding Washington Homes operations for slightly more than three full quarters in fiscal 2001, which is expected to add approximately 5 to 10 cents per share to the company's net earnings. This represents a healthy 20% increase from the record year we just finished. We expect total revenues of approximately $1.7 billion and deliveries close to 7,000 homes. All of these projections assume that economic conditions for the next six to nine months remain fairly similar to current conditions. Our pattern of quarterly earnings and year-over-year comparisons will be distorted by the timing of the merger. We expect our first quarter, which is historically our weakest, to reflect results similar to fiscal 2000's prior to the effect of any one time charges associated with the merger. The next two quarters, the second and third quarters, should show significant improvement in earnings per share over the prior year period.

                                The fourth quarter of fiscal 2000 that we're now reporting 84 cents per share will be difficult to match in the fourth quarter of fiscal 2001, but we expect to exceed 1999's fourth quarter earnings of 41 cents per share by a very comfortable margin.

                                The benefits of the merger should increase substantially in subsequent years as we realize the full efficiencies of market concentration resulting from the merger. This is

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                                particularly true in the areas of national
                                purchasing contracts, shared cost data and methodologies and consolidation of our subcontractor basis which enables us to smooth out the timing of our construction schedules, thereby provide tremendous savings for both our company and our trade partners.

                                Now I'll turn it back to Ara for some concluding remarks.

A. Hovnanian                    We're pleased to have achieved our goal of
                                becoming a billion dollar homebuilder and we'll now set our targets on an even more exclusive level of $2 billion in revenues while adhering to our efficiency initiatives and conservative land acquisition philosophies. The combination of the two companies will elevate Hovnanian to the next level with continuing improvement in our bottom line performance. Our improvement initiatives have positioned us to grow better through this merger, not just bigger.

                                This concludes our formal comments and we'll now be pleased to open it up for questions.

Operator Thank you. Ladies and gentlemen, at this time if you have a question, you will need to press the one on your touchtone phone and you will hear a tone acknowledging your request. Your questions will be taken in the order that they are received. If your question has already been answered you may remove yourself from queue by pressing the pound key. Also if using a speakerphone, please pick up your handset before pressing the buttons. One moment for the first question.

                                Steve Percoco of Lark Research, please state your question.

S. Percoco                      Thank you. Could you give us the number of lots
                                that you owned and controlled at the end of the year?

A. Hovnanian                    Kevin or Paul, do you have that number handy?

P. Buchanan                     We'll get to you in a few minutes, Steve, if
                                you give us a minute and maybe if you have a different question, we'll answer that in the meantime.

S. Percoco                      Secondly, could you talk about your California
                                business. The average price I guess has been moving up in terms of deliveries and I wonder if that reflects a change in the business. I know you've talked about doing an infill project which I don't think is on stream yet and also you've got I think an active adult community going there. How has your business changed in California and what do you see going forward?

A. Hovnanian                    Our California operation, on average price,
                                you're right, did move up. This past year we are about $320,000 roughly and our backlog is slightly up from that. That was up compared to $220,000. It really wasn't a strategic and conscious move, Steve. It was really a matter of where particular land parcels were that we were delivering in a given year and whether they were lower price Inland Empire or higher priced San Diego or Orange County properties.

                                Overall we're seeing some good strength in recent years. Our performance there was really hurt last year because we had several properties that we had planned to bring

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                                online far earlier, but we ran into a few
                                regulatory delays that really cost us quite a bit of carrying cost. Fortunately we've made it through those delays and three very significant communities have opened, and those were very recent, in the last six or seven weeks, I'm pleased to say all three have done very well, so that should help improve our results in that marketplace. We're seeing some pretty good strength there right now.

S. Percoco                      So the increase in the average price was due to
                                a higher proportion of homes delivered say in Orange County and San Diego?

A. Hovnanian                    A little more in San Diego and the pricing of
                                what we delivered in the Inland Empire was up a little higher.

S. Percoco                      Do you expect that that's going to continue
                                in the next year? In other words I guess this week it was announced, UCLA came out and said that they expect some kind of a pullback in the economy in California. I wonder what your sense is of how that might affect the housing market there.

A. Hovnanian                    I'm not sure if those comments were geared
                                toward Northern California or Southern. We're operating in a pretty tight geographic market only in Southern California and basically south of L.A. As I mentioned at this point we're seeing pretty good strength there. Part of it's related to opening some new communities which have done nicely for us.

                                We do anticipate a little richer mix of higher priced product. As I mentioned, we have at year end, we've got about 150 homes in backlog which is up from about 129 last year and the average price in our backlog is about $384,000.

                                We'll take just one question more, Steve, and then I'll give a few other people a chance and then come back if you have more at the end.

S. Percoco                      I guess could you also talk about the Northeast
                                and what you're seeing there? I assume just looking at the regions, that given the increases that you've experienced in California and Northeast that the margin improvement has been centered in those areas. Is that a reasonable assumption?

A. Hovnanian                    No, the margin improvement absolutely has
                                happened in the Northeast region. That hasn't happened, did not happen last year in California but we do expect improvements in California in this coming year largely related, as I mentioned, to some of these new communities that we've finally gotten online.

                                The Northeast region has continued to hold at very strong levels. The issue is not at all sales. We're continuing to focus on getting our many properties online and open for sales and that's our only limiting factor right now. We're actually projecting a slight decrease in fiscal '01 in the Northeast region in our main operation and again it's really due to the timing of openings. The Matzel and Mumford operation, however, will be reporting a slight increase. I am happy to say that as we continue to get our approvals during the year, while it may be late to have them delivered this year, we're expecting to go back into a growth mode based simply based on the number of storefronts we'll have

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

                                and properties we'll have in the Northeast region by the following year and we think there's some excellent properties. They're properties that have been in the approval pipeline for a good number of years and represent some good values.

L. Sorsby                       Let me answer your first question, Steve, then
                                we'll take another question from someone else and you can come back if you have more.

                                We control 31,802 total homesites as of October 31, 2000. Of that 31,802 we own about 10,000 and we optioned 21,790.

S. Percoco                      Okay, thank you.

Operator Elya Schwartzman, please state your company name followed by your question.

E. Schwartzman                  State Street Global Advisors. I was wondering
                                when combining your statements with Washington
                                Homes for our modeling purposes, can you talk about either margins or average housing price for Washington Homes on a relative basis?

A. Hovnanian                    Geaton, would you comment on what your outlook
                                is for average prices for Washington Homes?

G. DeCesaris                    Yes, our average price at the end of our most
                                recently completed quarter, October 31, was $184,811 and our average margin was 19.6%.

L. Sorsby                       The margins are not reported on an identical
                                basis between the two companies and we're going to get it both on a common methodology for reporting margins going forward.

A. Hovnanian                    Our average price in the year we just ended was
                                about $242,000. Our backlog was about $257,000, so ours will be going up just a bit. Obviously when we average with Washington Homes it would be trending down just a little lower. Does that answer your question?

E. Schwartzman                  Yeah, and just quickly in terms of the bank
                                agreement, that's still a $375 million
                                agreement?

L. Sorsby                       That's correct.

E. Schwartzman                  Do you expect a certain level of seasonal draw
                                or is that primarily there for opportunities that might arise?

A. Hovnanian                    We have well over $300 million available to
                                draw, so there's plenty of dry powder there, even after the acquisition since at least half will be in stock. Even at our peak times, we'll be operating with well over a $200 million cushion. We don't really have any particular opportunity that we're looking at. We just like to make sure we have ample ability to draw cash if we ever need it in the market slowdown or any other condition. In general, our plan is to be gradually deleveraging and even with the Washington Homes transaction, we anticipate a slight deleveraging during this coming fiscal year.


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


E. Schwartzman                  Okay. Thank you very much.

Operator Daniel Nassimi, please state your company name followed by your question.

D. Nassimi                      Paloma Partners. I just wanted to ask, I
                                guess according to your merger agreement with Washington Homes you have the right to walk if the stock price is above $8.47. Assuming your stock continues to do well, I was just wondering what management is going to do, if they're going to go ahead anyway?

A. Hovnanian                    Our plan is to move forward at this point. Of
                                course I can't speak for all shareholders but I can say our plan right now is to move forward.
                                We think it's an excellent transaction both for Washington shareholders and Hovnanian shareholders, a real win/win and we plan on moving forward.

D. Nassimi                      Okay but there's also I guess an opportunity to
                                renegotiate. Is that also an option being considered?

L. Sorsby                       If in fact any renegotiation takes place and at
                                this point it's not anticipated that it will, but if there is any renegotiation, we have to refile additional proxy materials, so we'd certainly let everyone know at that time, but at this point we're not anticipating changes in the terms.

D. Nassimi                      Thank you very much.

Operator Anthony Iorfino, please state your company name followed by your question.

A. Iorfino                      Muszinich. You've sort of answered one of my
                                questions. I was going to ask you what you anticipated your seasonal borrowing peak to be and you kind of made it sound like around
                                $100,000 - I mean $100 million. Is that right?

L. Sorsby                       Anthony, I think after the Washington Homes
                                merger, we peak at something under $200
                                million, somewhere between $150 and $175 - something along those lines.

A. Hovnanian                    Though I liked the $100,000 number.

L. Sorsby                       $100,000 would be good.

A. Iorfino                      My other question was you gave I believe around
                                the time of your high yield offering, sort of a proforma EBITDA number. I was wondering if you have something more updated, what the combined
                                EBITDA might be around this time?

A Hovnanian                     For '01 basically what we've said is at this
                                point we haven't finalized all of the number reconciliations between Washington Homes and ourselves. Consensus is $1.80 and we're comfortable with that number. You'd have to translate that back to EBITDA.

A. Iorfino                      Oh, yeah, I was just even thinking proforma for
                                the present time, not even looking forward.

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


L. Sorsby                       I don't think we've taken our October and their
                                October and done that yet, but both of our numbers are public. We could ...

A. Hovnanian                    If you give Kevin Hake a call afterwards, it's
                                publicly released data, we'd be pleased to get that to you.

A. Iorfino                      That's fine. Thank you.

Operator Ladies and gentlemen, if there are any additional questions, please press the one on your touchtone phone at this time. Remember to pick up your handset before doing so. One moment, please.

                                Tim Sommers, please state your company name followed by your question.

T. Sommers                      Financial Management Advisors. Just real
                                quickly wanted to get the depreciation and amortization number from you? I don't see it in the press release.

A. Hovnanian                    Paul will just take a minute or so to get that
                                exact number for you.

K. Hake                         For the year, depreciation was $6,423,000.

T. Sommers                      Great. Thank you very much.

Operator Gentlemen, I'm showing no additional questions at this time. Please continue.

A. Hovnanian                    Well thank you very much. We're pleased to give
                                you the results. Hopefully our next conference call we'll be speaking to you as a larger and better company. As usual, we'll be around to answer any individual questions you think of afterwards. Please feel free to call Kevin Hake or Larry Sorsby. Thank you very much.

Operator Ladies and gentlemen, that does conclude our conference for today. You may all disconnect and thank you for participating.



FORWARD-LOOKING STATEMENTS This document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements may involve unstated risks, uncertainties and other factors that may cause actual results to differ materially from those described in any forward-looking statements. Any such risks, uncertainties and other factors include, but are not limited to, the risk that the businesses of Hovnanian and Washington Homes will not be combined successfully, the risk that the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected, changes in general economic conditions, fluctuations in interest rates, increase in costs of materials, supplies and labor, adverse governmental or regulatory policies, and general competitive conditions. This list of risk factors may not be exhaustive. Actual results could differ materially from those set forth in any forward-looking statements for many reasons, including the risk factors listed above. Any forward-looking statements speak only as of the date they are made, and Hovnanian and Washington Homes each disclaims any obligation to provide updates or revise any forward-looking statements.


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